Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES RESULTS OF EXCHANGE OFFER

FOR IMMEDIATE RELEASE

January 10, 2014

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced the results of its offer to exchange (the “Exchange Offer”) up to $500,000,000 aggregate principal amount of its outstanding new 6.875% Senior Notes due 2021 (the “Exchange Notes”) for a like principal amount of its outstanding 6.875% Senior Notes due 2021.

According to information provided by the exchange agent, The Bank of New York Mellon Trust Company, N.A., $499,925,000 aggregate principal amount, or 99.99%, of the outstanding unregistered 6.875% Senior Notes due 2021 were tendered for exchange in the Exchange Offer. The Exchange Offer expired at 5:00 p.m., EST, on January 6, 2014.

This press release is for informational purposes only and is neither an offer to exchange, nor a solicitation of an offer to sell, the Exchange Notes. The Exchange Offer is made solely pursuant to the prospectus dated December 4, 2013, including any supplements thereto. The exchange offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Jeanne DuPont

Corporate Communications Coordinator

Investor and Public Relations

1-800-HECLA91 (1-800-432-5291)

hmc-info@hecla-mining.com